Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

BY AND AMONG

THE REALTY ASSOCIATES FUND IX, L.P.

AND TA FUND IX-ESTATES AT PARK AVENUE, LLC

AND

BREIT MF HOLDINGS LLC

Date:	April 12, 2017

Property:	Fund IX Portfolio

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 12th day of April, 2017 (the “Effective Date”), by and among THE REALTY ASSOCIATES FUND IX, L.P., a Delaware limited partnership and TA FUND IX – ESTATES AT PARK AVENUE, LLC, a Delaware limited liability company (hereinafter referred to individually as a “Selling Entity” and collectively as “Seller”), and BREIT MF HOLDINGS LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1.    Sale of Property. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to, the following:

1.1.1.  Land and Improvements. Fee simple title to those certain parcels of real property more particularly described, on Exhibit A attached hereto and incorporated herein by reference thereto (the “Fee Land”), together with all buildings and other improvements located thereon, including, all fixtures, installations and facilities thereon (the “Fee Improvements”) and the leasehold interest with respect to the property more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Ground Lease Land”; together with the Fee Land, the “Land”), together with all buildings and other improvements thereon, including all fixtures, installations and facilities thereon (the “Ground Lease Improvements”; together with the Fee Improvements, the “Improvements”). A general description of the Land and the Improvements is also attached hereto as Schedule 1.1.1 and incorporated herein by reference.

1.1.2.  Leases. All leases, subleases, licenses and other occupancy agreements, together with any and all amendments, renewals, extensions, addendums, modifications and supplements thereto and all guaranties thereof and agreements entered into in connection therewith, are hereafter referred to collectively as the “Leases” being more particularly described on Exhibit E-1 attached hereto, and together with all tenant files and tenant lists and all prepaid rent attributable to the period following the Closing, and subject to Section 4.2.4 below, the security deposits (including letters of credit) under such Leases (collectively, with the Leases, the “Leasehold Property”).

1.1.3.  Real Property. All rights, privileges and easements appurtenant to Seller’s interest in the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all development rights, water rights, mineral rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements, and all title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land and to the center line thereof (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to herein as the “Real Property”).

1.1.4.  Personal Property. All personal property (including equipment), if any, owned by Seller or any Seller Affiliate and located on the Real Property as of the date hereof or acquired by Seller or any Seller Affiliate and located on the Real Property prior to the Closing Date (hereinafter defined), including all inventory located on the Real Property as of the date hereof (as same may be replaced in accordance with this Agreement prior to the Closing Date and all fixtures (if any) owned by Seller or any Seller Affiliate and located on the Real Property as of the date hereof, and including, without limitation, all appliances, machinery, air conditioners, stoves, refrigerators, dishwashers, furniture, furnishings, carpeting, draperies and curtains, tools, building materials and supplies, telephone systems, security systems, decorations, artwork, sculpture, vehicles, and equipment, furniture and fixtures in any gym, spa, meeting room, common area, business center, play room, patio and clubhouse and office related furnishings (including, without limitation, technology (other than licensed software belonging to Seller and Seller’s Affiliates)), leasing kiosks, ipads and computers and all electronic gate access cards and transponders issued to residential and retail tenants of the Individual Property commonly known as 55 West and located at 55 West Church Street, Orlando, FL 32801 (the “55 West Property”) and supplies owned by Seller and installed or located at the Real Property as of the date hereof (but not including items owned or leased by tenants, or which are leased by Seller, its affiliates or its property manager) including, without limitation, the Personal Property listed in the folder titled “Personal Property” in the Due Diligence Website as of the Effective Date (the “Personal Property”). “Seller Affiliate” or “Affiliate of Seller” (or other similar phrase) shall mean any natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Selling Entity.

1.1.5.  Intangible Property. Whether held by Seller or any Seller Affiliate, all trademarks and trade names, if any, used or useful in connection with the Real Property, but excluding trademarks or trade names “TA Realty,” “TA Associates Realty” or similar names, to the extent assignable (collectively, the “Trade Names”), all plans and specifications, website domains, telephone numbers, logos, designs, guarantees, licenses, approvals, certificates, permits and warranties, each to the extent assignable, all books, records and manuals relating to the use, operation and ownership of any portion of the Property (as hereinafter defined), marketing materials, brochures and all right, title and interest to utilize the name of any building or master plan community, the name of which Seller currently uses for one or more of the Individual Properties including, without limitation, Seller’s interest in the names, marks and logos “55W,” “55 West Church Street” and “Church Street Market” and logos, photographs and digital images of or relating to the Property, including all related negatives and associated electronic files (collectively, the “Intangible Property”).

1.1.6.  55 West City Agreements. All of Seller’s right, title and interest in and to the 55 West City Agreements (as defined on Schedule 1.1.6), and any payment in lieu of tax agreements and other similar arrangements relating to the payment of taxes in any way for any of the Individual Properties (the “Tax Arrangements”).

1.1.7.  Service Contracts. All Assigned Contracts (as hereafter defined).

The Real Property, the Leasehold Property, the Personal Property, the Trade Names, the Intangible Property, the 55 West City Agreements, the Tax Arrangements and the Assigned Contracts are collectively hereinafter referred to as the “Property”.

1.2.    Individual Property. For purposes of this Agreement the term: (a) “Parcel” means each separate parcel of Land identified on Exhibit A attached hereto, and (b) “Individual Property” means, collectively, a Parcel, the Improvements located on such Parcel, the Tax Arrangements, Contracts, Leases and the Personal Property and Intangible Property associated with such Parcel (including Trade Names) and Improvements. Purchaser and each Selling Entity acknowledge that the liabilities and duties of each the Selling Entities hereunder shall be joint and several obligations of all the Selling Entities and for avoidance of doubt, the purchase and sale of the Property must occur simultaneously as part of a single transaction in accordance with the terms of this Agreement (except as may be expressly provided to the contrary contained herein).

1.3.    Property Types. For purposes of this Agreement, the term: (a) “Residential Property” means that portion of the Property primarily used for residential purposes; (b) “Commercial Property” means that portion of the Property primarily used for retail, office or other commercial purposes; (c) “Commercial Leases” means, collectively, Leases and all Leasehold Property covering any portion of the Commercial Property; and (d) “Residential Leases” means, collectively, Leases and all Leasehold Property covering any individual apartment unit within the Residential Property.

1.4.    Excluded Property. It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, existing insurance claims as of the Effective Date only and existing claims against tenants no longer in occupancy as of the Closing, which claims shall be reserved by Seller.

ARTICLE II.

Purchase Price

2.1.    Purchase Price. The purchase price for the Property shall be FOUR HUNDRED TWENTY NINE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($429,500,000.00) (the “Purchase Price”). The Purchase Price, less the Deposit and as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, as herein defined, by wire transfer of immediately available federal funds. The Purchase Price has been allocated among the Individual Properties as shown on Schedule 2.1 attached hereto (the “Allocated Purchase Prices”). Seller and Purchaser shall file all transfer tax returns and related tax documents consistent with the Allocated Purchase Price with respect to each Individual Property.

ARTICLE III.

Deposit and Independent Consideration

3.1.    Initial Deposit. Within two (2) business days after the Effective Date, as defined in Section 16.4 of this Agreement and as a condition precedent to the formation of this Agreement, Purchaser shall deposit TWENTY TWO MILLION AND NO/100 DOLLARS ($22,000,000.00) (the “Initial Deposit”) with Chicago Title Insurance Company, Suite 800, 2828 Routh Street, Dallas, Texas 75201, Attention: Shannon Bright (the “Escrow Agent”) in immediately available federal funds, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof. If Purchaser shall fail to deposit the Initial Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Initial Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver to Seller all copies of this Agreement in its possession and thereafter, neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. As used herein, the term “Deposit” means the Initial Deposit, together with all interest accrued thereon.

3.2.    Application of Deposit. If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing. If the Closing does not occur or this Agreement terminates prior to Closing, in each case, in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

3.3.    Interest Bearing. The Deposit shall (i) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller and (ii) include any interest earned thereon. To allow the interest bearing account to be opened, Purchaser’s and Seller’s tax identification are set forth below their signatures.

3.4.    Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability of the performance or non-performance of Purchaser or Seller hereunder to either of them. Additional provisions with respect to the Escrow Agent are set forth in Article XVI.

3.5.    Independent Consideration. Within two (2) business days after the Effective Date, Purchaser shall pay to Seller (outside of Escrow) the sum of FIFTY AND NO/100 DOLLARS ($50.00) as independent consideration for the execution of this Agreement. Such independent consideration shall be nonrefundable and shall not be applied against the Purchase Price.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1.    Closing. The closing of the purchase and sale of the Property shall occur on or before 2:00 p.m. Eastern time on Thursday, April 13, 2017, subject to extension as provided for herein, and shall be held through escrow at the offices of the Escrow Agent, or at such other place agreed to by Seller and Purchaser. If the condition to Closing set forth in Section 10.2.4 has not been satisfied on or prior to the City Deadline Date, Purchaser shall have the right in Purchaser’s sole discretion to extend the Closing (one or more times) to a date on or before April 18, 2017. “Closing” shall be deemed to have occurred when the Escrow Agent has been instructed by both parties to release escrow and to record the Deed. Time is hereby made of the essence. The date of Closing is referred to in this Agreement as the “Closing Date.”

4.2.    Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date, and the net amount thereof under this Section 4.2 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price payable at Closing. Except with respect to any CAM Reconciliations (defined below) pursuant to Section 4.2.4 and real estate and personal property taxes pursuant to Section 4.2.1 and any related provisions of Schedule 16.20, to the extent a longer or shorter period is prescribed, the provisions of this Section 4.2 shall survive the Closing for a period of one hundred eighty (180) days following the Closing Date.

4.2.1.  Taxes. Except to the extent payable directly by the tenants under the Leases, real estate and personal property taxes shall be prorated as of the Closing Date. If there are any special assessments pending against the Property, Seller shall pay any installment of such special assessments that are due and payable during the year of Closing to, but not including, the Closing Date. If the real estate and/or personal property tax rate and assessments payable during the year of Closing have not been set for the year, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid during the year in which the Closing occurs, differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof. All taxes imposed due to a change of use of the Property after the Closing Date shall be paid by the Purchaser. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto, all as more particularly provided in Section 16.21 of this Agreement or in Schedule 16.20.

4.2.2.  Insurance. There shall be no proration of Seller’s insurance premiums or assignment of Seller’s insurance policies. Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

4.2.3  Utilities. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills and trash removal bills, (other than any such charges which are payable by tenants of the Property pursuant to such tenants’ Leases, for which no adjustment will be made) relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or adjusted between Purchaser and Seller at Closing; provided, no adjustment shall be made with respect to any Contract (as hereinafter defined) that is not an Assigned Contract, and Seller shall remain responsible for all charges, fees or other costs with respect thereto, including any termination thereof. Seller shall have all utility meters read as of not less than one (1) day of the Closing Date. Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date (or as promptly thereafter as possible). If Purchaser will be required to post deposits, then if permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date and Seller shall receive a credit therefor at Closing to the extent such deposits are actually assigned to Purchaser.

4.2.4.  Rents. Rents (including, without limitation, estimated pass-through payments, payments for common area maintenance reconciliations, other charges or amounts payable by tenants in connection with their use or occupancy of the Property, including gas, utility, sewage, dues or fees, or any service or other amenity relating thereto, and all additional charges paid or payable by tenants under the Leases, (collectively, “Rents”)) shall be prorated on an as, if and when collected basis. All prepaid Rents for periods after Closing shall be paid to Purchaser at Closing. Any Rents collected by Seller after Closing shall be promptly paid to Purchaser and all such Rents collected after Closing, whether by Seller or Purchaser from any tenant who owes Rents for periods prior to the Closing shall be applied (i) first, to the extent collected in the month in which Closing occurs, in payment of Rents owed by such tenant for the month in which the Closing occurs, (ii) second, in payment of current Rents at the time of receipt, (iii) third, to delinquent Rents, if any, which become due after the Closing and (iv) fourth, to delinquent Rents, if any, which became due and payable prior to Closing. Notwithstanding the foregoing, “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below. Seller shall not have the right, after Closing, to proceed against tenants for Rents allocable to the period of Seller’s ownership of the Property; provided, however, (a) Seller shall have the right to proceed against tenants no longer in occupancy as of the Closing Date; and (b) Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants, any Prior CAM Reconciliations (defined below) and any delinquent Rents (provided, however, that Purchaser shall have no obligation to declare a default under any Lease, terminate any Lease, or institute legal proceedings, including an action for unlawful detainer or eviction, against a tenant owing delinquent Rents). The amount of any unapplied cash security deposits with respect to the Leases (whether or not shown on the Rent Roll), including all interest required by applicable law shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits. Any security deposits in a form other than cash (including letters of credit) shall, if transferable or assignable, be transferred to the Purchaser on the Closing Date by way of appropriate instruments of transfer or assignment, subject to Section 11.2.12. Seller agrees to provide Purchaser with the details of all Prior CAM Reconciliations at least five (5) business days prior to Closing, including with respect to calendar year 2016 and, to the extent any Prior CAM Reconciliations has not been completed by the Closing, Purchaser shall deal directly with the tenants under the Commercial Leases after the Closing to reconcile all common area expenses, insurance and other charges subject to annual reconciliation under the Leases (the “Prior CAM Reconciliations”) relating to calendar years prior to the calendar year in which Closing occurs (in consultation with Seller and with Seller’s cooperation). Purchaser shall deal directly with the tenants under the Commercial Lease after the Closing to reconcile all common area expenses, insurance and other charges subject to annual reconciliation under the Leases relating to calendar year in which Closing occurs (in consultation with Seller and with Seller’s cooperation) (the “Closing Year CAM Reconciliations”; together with the Prior CAM Reconciliations, the “CAM Reconciliations”). To the extent that the Prior CAM Reconciliations indicate that any tenant has overpaid Seller, Seller shall promptly pay such overpayment to Purchaser or to the applicable tenant (and provide evidence of such payment to Purchaser). To the extent that the Closing Year CAM Reconciliations show that any tenant overpaid Seller, Seller shall promptly deliver such overpayment to Purchaser. The provisions of this Section 4.2.4 with respect to CAM Reconciliations shall survive until such CAM Reconciliations are final and complete and applicable payments are made to Purchaser, Seller or tenants, as applicable.

4.2.5.  Leasing Commissions and Tenant Finish Costs. Seller shall be responsible for all Leasing Costs with respect to Commercial Leases or any amendments, renewals or extensions of Commercial Leases executed or exercised prior to the Effective Date (other than any renewal or expansion of any such Commercial Leases executed after the Effective Date) (the “Seller Leasing Costs”). If Closing occurs, Purchaser shall be responsible for all Leasing Costs attributable to any new Commercial Leases and/or the renewal or expansion of any existing Commercial Lease entered into or exercised after the Effective Date (the “Purchaser Leasing Costs”). Purchaser shall receive a credit at Closing for any Seller Leasing Costs that have not been paid prior to the Closing. Seller shall receive a credit at Closing for any Purchaser Leasing Costs that have been paid by Seller prior to the Closing. For purposes of this Agreement, “Leasing Costs” shall mean all capital costs and expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the construction obligations of the landlord under any Commercial Lease, “tenant allowances” in lieu of or as reimbursements for the foregoing items, leasing commissions and brokerage commissions, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Commercial Lease or any other agreement relating to such Commercial Lease, in each case, which have not been incurred or paid as of the date of this Agreement and all “free rent” or other rent abatements granted to tenants under any Commercial Lease that relate to periods of time from and after the Closing Date.

4.2.6.  Assigned Contracts. Charges and payments under all Assigned Contracts shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.7.  Declaration Assessments. Any revenues or assessments and other charges paid by Seller or payable under any declaration, REA or similar agreement affecting the Property including, without limitation, any declaration, REA or similar agreement affecting the 55 West Property, shall be prorated between Seller and Purchaser at the Closing, with each party being responsible for all such revenues, assessments and charges relating to its period of ownership. For avoidance of doubt, there shall be no proration of the assessments pursuant to the Incentive Agreement which were released and repaid prior to the Closing Date. The Tax Increment Recapture (as defined in the Incentive Agreement) is payable in arrears on or before May 1 of each year so, as a result, the Tax Increment Recapture payment to be made May 1, 2017 shall remain the property of Seller (and if received by Purchaser after Closing, Purchaser shall deliver same to Seller within five (5) business days following Purchaser’s receipt thereof) and the Tax Increment Recapture payment, if any, when made in May 2018 shall be prorated between Seller and Purchaser with Seller being entitled to the proportionate part of such payment related to the period prior to the Closing Date.

4.2.8.  Rent Ready Credit. Seller shall deliver the Residential Property to Purchaser at Closing with all vacant units that were vacated five (5) or more days prior to the Closing Date in ready-to-rent condition. Representatives of Seller and Purchaser shall inspect the vacant units prior to Closing and, for any unit that was vacated by a tenant five (5) or more days prior to Closing and is not in a ready-to-rent condition during such inspection (as reasonably determined by such representatives), Purchaser shall receive a credit against the Purchase Price in the amount of Three Hundred Seventy Five and No/100 Dollars ($375.00) per unit.

4.2.9.  Percentage Rent. If any tenant pays “percentage rents” under the terms of its Commercial Lease, then the amount paid by such tenant as “percentage rent” with respect to the percentage lease year in which the Closing occurs shall be prorated between Seller and Purchaser if, as and when received from such tenant. If Seller receives any such payment, Seller shall promptly, and in any event not later than five (5) days after receipt thereof, pay Purchaser’s pro rata share of the amount so received, without offset or abatement for any reason. All “percentage rents” when received shall be apportioned between Seller and Purchaser on a pro-rated basis based upon the number of days in the percentage rent lease year pre-dating and post-dating Closing, irrespective of the dates or seasons of actual sales or revenues on which such “percentage rents” are based. Purchaser shall use commercially reasonable efforts, in the usual course of Purchaser’s operation of the applicable Commercial Property, to collect all percentage rent payments becoming due after the Closing for the percentage rent lease years with respect to which percentage rent is to be apportioned between Seller and Purchaser, but Purchaser will not be obligated to declare a default under any Commercial Lease, terminate any Commercial Lease, or institute any lawsuit or other collection procedures to collect any percentage rent. After Closing, Seller shall not have the right to proceed against tenants in occupancy at any Commercial Property as of the Closing for percentage rents allocable to the period of Seller’s ownership of the Property. Purchaser shall have the right to deduct any reasonable out-of-pocket collection or similar costs from any percentage rents received by such party. All percentage rents collected by Seller after Closing shall be promptly delivered to Purchaser and Purchaser shall divide and distribute the amounts of percentage rents received by such party between Purchaser and Seller in accordance with the provisions hereof.

4.2.10.  Miscellaneous Income. Income, if any, arising out of telephone booths, vending machines, laundry facilities or other income-producing agreements shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.11.  Prepaid Items. Any fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees that cover the Seller’s and Purchaser’s period of ownership shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.12.  Calculations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than one hundred twenty (120) days after the Closing (or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by tenants under the Commercial Leases). Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. Except as specifically provided in Section 4.2.1 and any related provision of Schedule 16.20 and Section 4.2.4, to the extent a longer or shorter period is prescribed, all prorations hereunder shall be deemed final and not subject to any further adjustment as of the one hundred eightieth (180th) day following the Closing Date.

4.3.    Closing Costs. Purchaser shall pay the cost of the Survey and any update or other changes requested by Purchaser to the Survey, including the cost of any ALTA Table A items or other certifications. Purchaser shall also pay all costs associated with Purchaser’s due diligence. Each party shall be responsible for its own attorney’s fees. Title costs and transfer taxes shall be allocated to each Individual Property in accordance with Schedule 4.3 attached hereto. The provisions of this Section 4.3 shall survive Closing.

4.4.    Contracts. Purchaser shall be deemed to have elected to assume all of the Contracts other than the Contracts set forth on Schedule 4.4 attached hereto (collectively, the “Terminated Contracts”) and Seller shall deliver a termination notice at the Closing as to all Terminated Contracts, and Seller will be responsible for any termination fees or penalties, but Purchaser will be responsible for any charges due under such Contracts until the effective date of termination. For purposes of this Agreement, “Assigned Contracts” shall mean all Contracts not constituting Terminated Contracts. Notwithstanding anything in this Section 4.4 to the contrary, Seller agrees that all property management, brokerage and leasing agreements, licenses or concessions and all agreements, licenses and concessions with any Affiliate of Seller (“Affiliate Agreements”), if any, in each case, affecting the Property whether written or oral shall be terminated, effective as of the Closing Date, at the sole cost and expense of Seller. Notwithstanding the foregoing, Purchaser shall not object to the Construction Contracts and shall, as and to the extent required pursuant to Section 9.12 below, assume the Construction Contracts at the Closing pursuant to the General Assignment.

ARTICLE V.

Purchaser’s Right of Inspection; Feasibility Period

5.1.  Right to Evaluate. Commencing on the Effective Date and continuing until the Closing Date, Purchaser and its agents, partners, members, directors, officers, employees, advisors (including, without limitation, attorneys, consultants, accountants and financial advisors), insurers, and potential sources of capital and prospective limited partners (including any related advisors or affiliates of the forgoing (collectively, the “Reviewing Entities”) shall have the right during business hours (with reasonable advance notice to Seller (one business days’ notice by email being reasonable advance notice) and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or the Reviewing Entities conduct any invasive physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. In the event Purchaser desires to conduct any such Physical Testing of the Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion. If, prior to 5:00 p.m., local time in New York (“New York Time”) on April 10, 2017 (the “Feasibility Period”), Seller does not approve the Physical Testing or approves only a portion thereof, Purchaser may, at its option, by sending written notice to Seller prior to the end of the Feasibility Period, elect to, either (i) terminate this Agreement or (ii) conduct during the Feasibility Period that portion of the Physical Testing approved by Seller, if any, or if Seller disapproves the entire proposed Physical Testing, affirmatively agree to forego such Physical Testing of the Property. In the event Purchaser terminates this Agreement as aforesaid, the Deposit shall be immediately refunded to Purchaser and this Agreement shall terminate and be of no further force and effect other than the Surviving Termination Obligations (as hereinafter defined). In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Property recommended by any such Physical Testing. After making such tests and inspections, Purchaser agrees to promptly restore the Improvements and surface of the Real Property to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement); provided, however, Purchaser shall not be responsible for (i) any pre-existing condition on the Property, the discovery or disclosure thereof or costs and expenses relating thereto except Purchaser shall be liable for any breach of its covenant relating to Physical Testing and to the extent such matters are exacerbated by Purchaser or the Reviewing Entities or (ii) for the gross negligence or willful misconduct of

Seller, its Affiliates or any of their agents (the “Exclusions”). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its Reviewing Entities to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: commercial liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence ($2,000,000.00 in the aggregate). Additionally, Purchaser shall obtain and maintain umbrella coverage of at least Five Million and No/100 Dollars ($5,000,000.00). Each such insurance policy shall name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its Reviewing Entities in connection with such inspections and tests. Before the entry unto the Property by Purchaser or any of its agents, Purchaser must furnish Seller with a certificate of insurance, evidencing the above coverages which certificate must provide that such insurance shall not be cancelled or changed until at least ten (10) days’ written notice is given to Seller. Subject to the following sentence, Purchaser shall have the right to conduct interviews with the City of Orlando with respect to the operation of the Property, including the 55 West City Agreements, any tenants under Commercial Leases and the other parties to the SunTrust Declaration (as hereinafter defined). Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) or interview as described above provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection or interviews. “SunTrust Declaration” shall mean that certain Amended and Restated Common Area Easement, Separation Agreement and Declaration recorded December 27, 1988, in Official Records Book 4042, Page 1116, as amended.

5.2.    Inspection Obligations and Indemnity. Purchaser and its Reviewing Entities shall: (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not unreasonably interfere with the operation and maintenance of the Real Property; (c) not damage any part of the Property or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (f) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (g) subject to the Exclusions, restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken; (h) not reveal or disclose any information obtained during the Feasibility Period concerning the Property to anyone outside Purchaser’s organization other than Reviewing Entities; (i) not interview any tenant except in the presence of Seller or one of Seller’s representatives; and (j) except as provided in Section 5.1, not contact any Federal, State or local governmental authority concerning the Property, other than standard requests for zoning verification materials. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and Physical Testing. Except for the Exclusions, Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) arising out of Purchaser’s or Purchaser’s Reviewing Entities’ actions taken in, on or about the Property in the exercise of the inspection right granted pursuant to Section 5.1, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Property, and (ii) Purchaser’s obligations pursuant to this Section 5.2. This Section 5.2 shall survive the Closing and/or any termination of this Agreement.

5.3.    Seller Deliveries. Seller shall deliver to Purchaser or make available on the that certain online data website known as “U.S. Diversified Core Portfolio” (the “Due Diligence Website”), all of the items specified on Exhibit B attached hereto (the “Documents”), and, subject to the exclusions set forth below such other documents, agreements, books and records and information as reasonably requested by Purchaser, each to the extent such items are in Seller’s, Seller’s Affiliates or its property manager’s possession or control; provided, however, except as otherwise expressly set forth herein and any documents delivered by Seller at Closing (the “Closing Documents”), Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Property. Except as set forth in this Agreement or in any Closing Document, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, roof and physical inspection reports, internal appraisals and economic evaluations of the Property, and reports regarding the Property prepared by Seller or its Affiliates solely for internal use or for the information of the investors in Seller. Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser agrees not to disclose such non-public Documents, or any of the provisions, terms or conditions thereof, to any party outside of Purchaser’s organization other than the Reviewing Entities. Purchaser shall return or destroy all of the Documents, on or before three (3) business days after such time as this Agreement is terminated for any reason; provided, that Purchaser may retain documents and information to comply with (i) any bona fide pre-existing internal document retention program or (ii) applicable laws, rules, regulations or professional standards or as part of automatic electronic archiving and back-up procedures. This Section 5.3 shall survive any termination of this Agreement without limitation for a period of one (1) year.

5.4.    Independent Examination. Purchaser hereby acknowledges that it has been, or will have been given, prior to the termination of the Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Property. Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and not upon any statements of Seller (other than the matters expressly represented by Seller herein and any Closing Documents) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Property. Except as expressly set forth herein, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser. The provisions of this Section 5.4 shall survive Closing and/or termination of this Agreement for a period of one (1) year.

5.5.    Termination Right. In the event that Purchaser determines for any or no reason (in its sole discretion) that it does not desire to acquire the Property, Purchaser shall provide written notice to Seller before the end of the Feasibility Period, and, subject to the Surviving Termination Obligations (as defined in Section 16.12 herein), the Deposit shall be delivered to Purchaser, this Agreement shall terminate and thereupon neither party shall have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the Feasibility Period, time being of the essence, the termination right described in this Section 5.5 shall be immediately null and void and of no further force or effect. Purchaser’s failure to provide such notice on or before the end of the Feasibility Period shall constitute Purchaser’s waiver of the termination right described in this Section 5.5. This is an “all or none” transaction and Purchaser has no right to terminate this Agreement as to any Individual Property only, but Purchaser shall have the right to terminate this Agreement with respect to all of the Property to the extent provided herein.

ARTICLE VI.

Title and Survey Matters

6.1.    Title. Purchaser hereby acknowledges receipt of a title insurance commitment for each Individual Property (each, a “Commitment”) for the Title Policy (defined below), issued by Chicago Title Insurance Company (the “Title Company”), covering each Individual Property, together with a copy of all exceptions set forth therein. Purchaser shall notify Seller on or before the fifth (5th) day prior to the end of the Feasibility Period (the “Title Review Period”) in writing of any title exceptions identified in the Commitments which Purchaser disapproves (“Objection Notice”). Any exception shown in the Commitment prior to the end of the Title Review Period not disapproved in an Objection Notice within said time period shall be deemed approved by Purchaser and shall constitute a

“Permitted Exception” hereunder. Purchaser and Seller hereby agree that (i) all property taxes and assessments not yet due and payable, (ii) the rights of the tenants under the Leases and Approved New Leases as tenants only with no purchase options, rights of first offer or rights of first refusal (other than the rights of Church Street Ventures, Inc. pursuant to that certain Apartment Lease Contract evidenced by that certain Memorandum of Apartment Lease Contract by and between Church Street Ventures, Inc., a Florida corporation, as Tenant, and FFWO, LLC, a Florida limited liability company, as Landlord), (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser and (iv) the exceptions to title identified on Exhibit D-1 attached hereto, shall constitute “Permitted Exceptions”. Upon receipt of Purchaser’s Objection Notice, Seller shall have until three (3) days after receipt of such Objection Notice to elect to notify Purchaser in writing that Seller either (i) will remove such title matters contained in the Objection Notice from title to the applicable Property on or before the Closing, or (ii) elects not to cause such title matters contained in the Objection Notice to be removed from title to the applicable Property. If Seller makes (or is deemed to have made) the election in clause (ii) above as to any title matters contained in the Objection Notice, then Purchaser shall have until the end of the Feasibility Period to notify Seller in writing that Purchaser elects either to (x) nevertheless proceed with the purchase and take title to the Property in accordance with this Agreement subject to such title matters contained in the Objection Notice (without any reduction of or credit against the Purchase Price), or (y) terminate this Agreement by giving written notice to Seller, in which case Purchaser shall be entitled to a return of the Deposit, this Agreement shall terminate and thereupon Seller and Purchaser shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement. Notwithstanding anything herein to the contrary, (a) if Purchaser elects not to terminate this Agreement under Section 5.5 or this Section 6.1, Purchaser will be deemed to have waived any title objections in the Objection Notice which remain uncured as of the end of the Feasibility Period and such uncured title objections (in each case, other than those, if any, which are Monetary Liens (defined below) or which Seller, in Seller’s sole discretion, agrees in writing prior to the end of the Feasibility Period to cure prior to Closing) shall be considered Permitted Exceptions; and (b) any (i) encumbrance voluntarily created by Seller after the Title Review Period, which was not caused by, or consented to, by Purchaser or its contractors or agents, (ii) deed of trust, mortgage or security liens, (iii) mechanics liens or other monetary liens against the Property that are capable of being cured with the payment of money (excluding liens with respect to the act or omission of any tenant or other non-affiliated third party) or (iv) the exceptions to title identified on Exhibit D-2 attached hereto ((ii) and (iii) collectively, “Monetary Liens” and (i), (ii), (iii) and (iv) collectively, “Mandatory Liens”), whether or not timely objected to in an Objection Notice or otherwise, shall not be Permitted Exceptions and shall be removed (which for clause (iii) only may include bonding or escrow with the Title Company reasonably satisfactory to Purchaser), discharged or terminated, as applicable, by Seller on or before Closing; provided, that Seller shall not be obligated to spend more than $750,000 in the aggregate with respect to any matter under clause (iii) of the definition of Monetary Liens (the “Monetary Lien Threshold”). Without Seller’s prior written consent, prior to

Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof. Purchaser has the right, in accordance with Section 6.3, to object to any title or survey matter which arises after the end of the Title Review Period and prior to the Closing. “Title Policy” shall mean, with respect to each Individual Property, a 2006 ALTA owner’s title insurance policy issued at Closing by the Title Company with coverage in the amount of the Allocated Purchase Price for such Individual Property, insuring Purchaser’s fee interest and ground leasehold interest, as applicable, in and to the Land and Improvements, subject only to the Permitted Exceptions and without exception for survey matters (except for survey matters which are Permitted Exceptions). In the event Seller elects not to discharge any Monetary Liens specified in clause (b) above in excess of the Monetary Lien Threshold, Purchaser shall have the right to (I) nevertheless proceed with the purchase and take title to the Property in accordance with this Agreement, subject to such Monetary Liens in excess of the Monetary Lien Threshold (without any reduction of or credit against the Purchase Price for such Monetary Liens in excess of the Monetary Lien Threshold) or (II) terminate this Agreement by giving written notice to Seller, in which case, the Deposit shall be delivered to Purchaser, this Agreement shall terminate and thereupon Seller and Purchaser shall have no further rights or obligations hereunder, except the provisions that expressly survive a termination of this Agreement.

6.2.    Survey. Seller has provided Purchaser with a copy of Seller’s existing survey for each Individual Property (the “Existing Survey”). Purchaser shall have the right to request a new survey or an update to the Existing Survey (any such new or updated survey, the “Survey”) during the Feasibility Period. If the Existing Survey or Survey discloses any matters which are unacceptable to Purchaser, in Purchaser’s sole and absolute discretion, Purchaser shall notify Seller in an Objection Notice delivered on or before the end of the Title Review Period. Any survey matter shown on the Existing Survey or Survey not disapproved in an Objection Notice within said time period shall be deemed approved by Purchaser and shall constitute a Permitted Exception hereunder. Upon receipt of Purchaser’s Objection Notice, Seller shall have until three (3) days after receipt of such Objection Notice to elect to notify Purchaser in writing that Seller either (i) will cure such unacceptable survey matters contained in the Objection Notice on or before the Closing, or (ii) elects not to cause such unacceptable survey matters contained in the Objection Notice to be cured. If Seller makes (or is deemed to have made) the election in clause (ii) above as to any unacceptable survey matters contained in the Objection Notice, then Purchaser shall have until the end of the Feasibility Period to notify Seller in writing that Purchaser elects either to (x) nevertheless proceed with the purchase and take title to the Property subject to such survey matters contained in the Objection Notice (without any reduction of or credit against the Purchase Price), or (y) terminate this Agreement by giving written notice to Seller, in which case Purchaser shall be entitled to a return of the Deposit, this Agreement shall terminate, and thereupon Seller and Purchaser shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement. Notwithstanding anything herein to the contrary, if Purchaser elects not to terminate this Agreement under this Section 6.2, Purchaser will be deemed to have waived any survey objections contained in the Objection Notice which remain uncured as of the end of the Feasibility Period and such uncured title objections (in each case, other than those, if any, which Seller, in Seller’s sole discretion, agrees in writing prior to the end of the Feasibility Period to cure prior to Closing) shall be considered Permitted Exceptions.

6.3.    New Title Exceptions. Notwithstanding anything to the contrary contained herein, if the Commitment or Survey is updated after the Title Review Period to reflect either a (a) new title or survey exception which would, in the reasonable opinion of Purchaser, materially adversely affects the value, financability (including by Fannie Mae or Freddie Mac) or current use or operation of any Individual Property or (b) a new Mandatory Lien (a “New Title Exception”), Purchaser shall, as long as such New Title Exception was not caused or created by Purchaser, have the right to object to same by delivery of written notice to Seller (the “New Title Objection Notice”) on or before the earlier of the Closing Date or five (5) days following the date Purchaser receives the updated Commitment or Survey. If Purchaser fails to timely deliver the New Title Objection Notice, other than with respect to Mandatory Liens for which Purchaser shall not be required to deliver a New Title Objection Notice which shall be governed by Section 6.1, Purchaser will be deemed to have waived such New Title Exception and same will be considered a Permitted Exception hereunder. Except for any new Mandatory Liens which, in all events, Seller must satisfy pursuant and subject to the terms of Section 6.1, Seller has no obligation to cure any New Title Exception, but if Seller timely receives a New Title Objection Notice and fails to cause such New Title Matter to be removed, discharged or terminated, as applicable, then Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller and the Title Company on or before the Closing Date. If Purchaser timely delivers such termination notice, the Deposit shall be delivered to Purchaser and thereupon neither party shall, subject to the Surviving Termination Obligations, have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the Closing Date, time being of the essence, the termination right described in this Section 6.3 shall be immediately null and void and of no further force or effect, the Closing will occur as scheduled and the Permitted Exceptions will include all uncured New Title Exceptions (other than any Monetary Liens).

6.4.    Seller’s Right to Cure. In connection with any title objection that Seller is required or agrees to cure pursuant to the terms of this Agreement (excluding Mandatory Liens which shall be governed by Section 6.1), Seller shall have the right to cure such matter by eliminating the matter in the Objection Notice or New Title Objection Notice by causing the Title Company to provide, at Seller’s sole cost and expense, endorsements or affirmative insurance, subject to Purchaser’s reasonable approval (it being understood it shall be reasonable for Purchaser to reject such cure if in Purchaser’s reasonable opinion it will not satisfy the lending standards of Fannie Mae or Freddie Mac).

ARTICLE VII.

Representations and Warranties of the Seller

7.1.    Seller’s Representations. Seller represents and warrants that the following matters are true and correct as of the Effective Date and these matters will be true and correct in all material respects at Closing.

7.1.1.  Authority. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been and at Closing the Closing Documents will be duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. All documents to be executed by Seller which are to be delivered at Closing, will (i) be duly authorized, executed and delivered by Seller, (ii) be legal, valid and binding obligations of Seller, and (iii) not violate any provision of any agreement, judicial order, writ, judgment, decree, statute, law or regulation to which Seller is a party or to which Seller or the Property is subject.

7.1.2.  Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Code, and Seller agrees to execute any and all documents necessary to exempt the transactions contemplated hereby from withholding pursuant to Section 1445 of the Code and the Treasury regulations thereunder, and any corresponding provisions of state or local law.

7.1.3.  No Default. The execution and delivery of this Agreement and the Closing Documents, and consummation of the transaction described in this Agreement and the Closing Documents, will not conflict with or constitute a default under (i) any contract, lease, or agreement to which Seller is a party or to which Seller or the Property is subject, (ii) any of Seller’s organizational documents, or (iii) any provision of any bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Seller is a party or which is binding on Seller in its individual capacity or, to the best of Seller’s knowledge, the Property or any portion thereto.

7.1.4.  No Suits. Except as disclosed in the folder titled “Litigation” in the Due Diligence Website, including with respect to taxes, there is no action, suit, arbitration or proceeding pending or, to the best of Seller’s knowledge, threatened, against Seller and relating to or arising out of the ownership, management or operation of the Property, in any court or before or by and federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality. Neither Seller nor, to the best of Seller’s knowledge, the Property is a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any governmental authority relating to the Property that could reasonably be expected to adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement.

7.1.5.  Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of the Seller’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, which remains pending.

7.1.6.  Anti-Terrorism Law.

(i).      Neither Seller nor, to the Seller’s knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii).      Neither Seller nor, to the Seller’s knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or is included on any lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time; nor has Seller or, to the Seller’s knowledge, its Affiliates, otherwise been designated as a person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property.

(iii).      Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). “Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

(iv).      With respect to all or any portion of the Property: (i) Seller is and has at all times been in compliance with all applicable anti-bribery or anti-corruption laws of any applicable jurisdiction, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Bribery Laws”); and (ii) neither Seller, nor anyone acting on the Seller’s behalf, has taken any action that would cause the Sellers to be in violation of the Anti-Bribery Laws.

7.1.7.  Contracts. A true, correct and complete list of all service, supply, equipment rental or similar agreements and all other agreements relating to the operation, maintenance and management of the Property, together with all amendments, modifications, extensions, renewals and supplements thereto (the “Contracts”) that are Material Contracts (as defined below) is attached hereto as Exhibit E-2. Seller has provided Purchaser with true, correct and complete copies of all Material Contracts. Except as disclosed in the folder titled “Contracts” in the Due Diligence Website, Seller has not given or received any written notice of any material breach or default under any Material Contract that has not been cured or rescinded. “Material Contracts” shall mean (a) all Contracts for laundry and valet services, cable and internet agreements and waste services and (b) all Contracts other than those Contracts that are (i) terminable on thirty (30) days’ notice without cost or penalty, (ii) do not require the payment by any Selling Entity of more than $25,000 in any calendar year per Individual Property and (iii) do not contain any covenant, restriction or option binding on Seller, Purchaser or the Property after termination (except customary reconciliations or indemnities).

7.1.8.  Residential Leases. The rent rolls and delinquency reports referenced on Exhibit E-3 (collectively, the “Rent Roll”) are (and each other rent roll hereafter delivered by Seller to Purchaser shall be) the rent rolls maintained and relied upon by Seller for internal administration, investor reporting and accounting purposes. To the best of Seller’s knowledge, (a) the Rent Roll is true, correct and complete in all material respects, and (b) includes a list of all leases, occupancy agreements, licenses or agreements with respect to the leasing of any residential units at the Property. To the best of Seller’s knowledge, the Rent Roll contains a true, correct and complete list of all security and other refundable deposits with respect to the Residential Leases. Seller has, to the best of Seller’s knowledge, provided Purchaser with access at the Property to true, complete and correct copies of all of the Residential Leases.

7.1.9.  Commercial Leases. Exhibit E-1 contains a true, complete and correct list of all of the Commercial Leases. The Documents contain true, correct and complete copies of the Commercial Leases. There are no leases, licenses or other occupancy agreements to which Seller is a party other than the Commercial Leases for all or any portion of such Seller’s Commercial Property. The Commercial Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Exhibit E-1 and (ii) contain the entire agreement between the relevant landlord and the tenants named therein with respect to the applicable leasehold interest. Except as set forth on Schedule 7.1, all tenant improvements and other construction work to be performed by the landlord under such Commercial Leases have been completed and there are no Leasing Costs with respect to the Commercial Leases or any renewal thereof which constitute Seller Leasing Costs that remain unpaid. Except as disclosed in the folder titled “Commercial Leases” in the Due Diligence Website, Seller has not given or received any written notice of default with respect to any Commercial Lease that has not been cured. To the best of Seller’s knowledge, Exhibit E-1 contains a true, correct and complete list of all security and other refundable deposits with respect to the Commercial Leases.

7.1.10.  Brokerage Commissions. Except as disclosed in the folder titled “Brokerage Commissions” in the Due Diligence Website, there are, to the best of Seller’s knowledge, no unpaid brokerage commissions or finders’ fees payable or to come due by Seller or landlord with respect to the current or any renewal term (or expansion) of any of the Leases.

7.1.11. Condemnation. Except as disclosed in the folder titled “Condemnation Proceedings” in the Due Diligence Website, there are no pending condemnation or similar proceedings affecting the Property, and to the best of Seller’s knowledge, no such action has been threatened in writing.

7.1.12. Ownership of the Personal Property. To the best of Seller’s knowledge, Seller is the owner of all Personal Property. Seller has not assigned, transferred, pledged or encumbered any of the Personal Property, other than to a lender as collateral for a loan to be released on or before the Closing and, to the best of Seller’s knowledge, Seller has not received any written notice of adverse claims regarding Seller’s ownership of any of the Personal Property.

7.1.13. Employees. No individuals have been or presently are employed by Seller or any Seller Affiliate. There are no employment, collective bargaining or similar agreements or arrangements entered into by Seller and relating to the Property (excluding any agreements by vendors under Contracts that to the best of Seller’s knowledge are not binding on the Property) and to the best of Seller’s knowledge, there are no employment, collective bargaining or similar agreements or arrangements binding on the Property.

7.1.14. Violations. Except as disclosed in the folder titled “Violation Notices” in the Due Diligence Website or of public record in the zoning or building department files in the jurisdiction where the applicable Individual Properties are located, Seller has not received any written notice from any governmental authority of a violation of any applicable law, including, without limitation those relating to fire, health, building, environmental matters, use, occupancy or zoning laws, regulations, ordinances and codes with respect to the Property which has not been cured or dismissed.

7.1.15. No Consents. Except as set forth in Section 10.1.2, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any third party, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Seller or any of the transactions required or contemplated hereby.

7.1.16. Purchase Options. Except as disclosed in the folder title “Purchase Options” in the Due Diligence Website or in the land records of the jurisdiction where the applicable Individual Properties are located, to the best of Seller’s knowledge, no party has any purchase or repurchase option, right of first refusal to purchase, right of first offer to purchase or similar right to purchase in connection with all or any portion of the Property.

7.1.17. Rent Regulation. Except as disclosed in the Commitments, Seller has not entered into (and, to the best of Seller’s knowledge, no Individual Property is subject to) any agreement, order or regulation for the benefit of any governmental authority or other person or entity which regulate, restrict or otherwise govern the rental of any units at any Individual Property.

7.1.18. Taxes. To the best of Seller’s knowledge, Seller has timely paid or will cause to be paid all taxes and assessments due with respect to the Property and has timely filed all tax returns required to be filed with respect thereto. To the best of Seller’s knowledge, each applicable Selling Entity of the Individual Properties located in the State of Florida has filed all required sales tax returns with the Florida Department of Revenue and paid all applicable sales tax with respect to such Individual Properties for all periods prior to the Effective Date, and shall continue to timely file all such sales tax returns and pay all such sales tax for the all periods through the Closing Date.

7.1.19. ERISA. Seller represents and warrants that either (i) it is not a “benefit plan investor” (as that term is defined under ERISA as defined below) and no portion of the Property constitutes the assets of any “benefit plan investor” or (ii) the transactions contemplated by this Agreement should not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code.

7.1.20. 55 West City Agreements. Seller hereby makes the representations and warranties set forth on Schedule 7.1.20.

7.1.21. Construction Contracts. Schedule 7.1.21 contains a complete list of contracts (the “Construction Contracts”) relating to the capital expenditure work described on Schedule 7.1.21 (the “55 West Property Work”), together with the amount of each Construction Contract. Seller has delivered to Purchaser true and complete copies of the Construction Contracts, including any amendments or modifications thereto. Except for the 55 West Property Work, there is no other capital expenditure or material repair work ongoing by or at Seller’s request at any of the Individual Properties.

For purposes of this Article VII, all references to materials, agreements, information or documents contained in the Documents or any folder of the Due Diligence Website shall be limited to such materials, agreements, information and documents contained in the Documents or Due Diligence Website folder one (1) business day before the end of the Feasibility Period.

7.2.    Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the current, actual, conscious knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of the individuals designated for each Individual Property on Schedule 7.2 attached hereto (each a “Seller Representative” and collectively, the “Seller Representatives”) and Seller represents that the Seller Representatives are those employees of TA Realty, LLC currently with the responsibility for overseeing the leasing, management and operation of the applicable Individual Property. In addition, as to the representation set forth under Section 7.1.18, Patrick Fisher, an employee of TA Realty, LLC and the portfolio accountant for Seller, shall also be included as a Seller Representative. The Seller Representatives shall have no personal liability under this Agreement or otherwise with respect to the Property.

7.3.    Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in this Article VII from and after the Closing to the extent, prior to or at Closing, Purchaser shall have or obtained Purchaser’s Knowledge (as defined below) of a breach of such representation or warranty. If Purchaser obtains Knowledge prior to Closing that there is a breach of any of the representations and warranties made by Seller herein, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such breach thereafter. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than under Section 16.12 hereof. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser obtains Knowledge of a breach of any such representation or warranty (from whatever source, including, without limitation the property manager, the tenant estoppel certificates, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (a “Purchaser Waived Breach”). For purposes of this Agreement, whenever the phrases “Purchaser’s Knowledge”, or the “Knowledge” of Purchaser or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of Brian Kim and Chris Graham (each a “Purchaser Representative” and collectively, the “Purchaser Representatives”). Purchaser represents that the Purchaser Representatives are those employees of Purchaser’s advisor currently responsible for overseeing the due diligence and underwriting of the acquisition of the Property and to whom the other members of the acquisition team of Purchaser reports. The Purchaser Representatives shall have no personal liability under this Agreement or otherwise with respect to the transactions contemplated by this Agreement.

7.4.    Liability Limitations. Notwithstanding anything herein or in any Closing Document to the contrary, (x) Seller shall have no liability for any breach of a representation, warranty, covenant and/or indemnity set forth herein or in any of the Closing Documents unless the aggregate of all amounts payable by the Seller hereunder as a result of any such breach exceeds $150,000 (the “Basket Limitation”) in which event Seller’s liability shall be from the first dollar, (y) in no event shall Seller have any liability for any breach of a representation, warranty, covenant and/or indemnity set forth herein or in any of the Closing Documents (a “Seller Recoverable Breach”) in excess of two and one-quarter percent (2-1/4%) of the Purchase Price in the aggregate for all claims and Losses, including court costs and reasonable attorneys’ fees for enforcement, in the aggregate (the “Cap Limitation”) (provided that the Sellers’ obligations under Article IV, Section 14.1, Section 16.21, the FDOR Indemnity and the ILDOR Indemnity shall not be subject to and not applied to the Basket Limitation or the Cap Limitation), (z) with respect to any Purchaser Waived Breach, then the Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach. For the avoidance of doubt, Purchaser shall have a right to make a claim, subject to Basket Limitation, Cap Limitation and other limitations set forth herein, in each case, to the extent applicable, against Seller for all Losses incurred by Purchaser or any Purchaser-Related Entities in connection with any Seller Recoverable Breach. “Losses” shall mean any and all liability, loss, claims, costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and disbursements) and claims including any of the foregoing related to asserted claims (“Losses”) arising from (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document which expressly survives the Closing, and (b) any breach of any covenant of Seller contained in this Agreement or any Closing Document which expressly survives the Closing. “Purchaser-Related Entities” shall mean Purchaser, its affiliates, members and partners, and the members, partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing. The provisions of this Section 7.4 shall survive Closing and/or termination of this Agreement.

7.5.    Survival. All representations, warranties and covenants of Seller in this Agreement and in each Closing Document shall survive for a period through December 31, 2017, unless a longer or shorter survival period is expressly provided for in this Agreement (as applicable, the “Survival Period”), except to the extent, and only to the extent, if any, that Purchaser shall have given Seller written notice during the Survival Period of any claim pursuant to the provisions of this Agreement, including, without limitation, Section 7.4 above.

7.6.    Seller Net Worth Covenant. Seller covenants and agrees to maintain a tangible net worth (which for purposes of this Agreement means total assets less all contingent and other liabilities) of at least equal to the Cap Limitation during the Survival Period (and, if a claim has been asserted during the Survival Period, Seller shall maintain after the Survival Period a tangible net worth at least equal to the lesser of (i) the Cap Limitation and (ii) the amount of the claim for the subsequent duration of such claim (or through the last day of the Survival Period if Purchaser has not commenced legal action in connection with such claim on or before such last day). Seller agrees to provide Purchaser with a written certification of Seller’s tangible net worth as of the end of each quarter after the Closing Date through the date of determination of any claim from Seller’s third party accounting firm (i.e., E&Y) – such certification to be delivered on or before the thirtieth

(30th) day after the end of each quarter (i.e., April 30, 2017, July 20, 2017 and October 31, 2017) The terms of this Section shall not survive any termination of this Agreement but shall survive the Closing for the period set forth above, but not thereafter.

ARTICLE VIII.

Representations and Warranties of Purchaser

8.1.    Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1  Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not violate any provision of any agreement, judicial order, writ, judgment, decree, statute, law or regulation to which Purchaser is a party or to which Purchaser is subject.

8.1.2.  Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.1.3.  ERISA Compliance. Purchaser represents and warrants that either (i) it is not a “benefit plan investor” (as that term is defined under the Employee Retirement Income Security Act of 1974, as amended “ERISA”) or (ii) the transactions contemplated by this Agreement should not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

8.1.4.  No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.1.5.  No Consents. Except as set forth in Section 10.1.2, no consent to the acquisition of the Property by Purchaser is required to be obtained from any person or entity, including, without limitation, any governmental agency or public administrative body.

8.1.6.  Patriot Act.Neither Purchaser nor, to Purchaser’s knowledge, any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Federal, State or local law, rule or regulation (each a “Law” and collectively, the “Laws”) that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transaction described in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% of more Purchaser’s voting securities being a presumptive control position) any such person, group, entity or nation. Neither Purchaser, nor any person that controls Purchaser, has its principal place of business or conducts the majority of its business operations (measured by revenue) in any nation described in the preceding sentence. Purchaser is not engaging in this transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by Law or that the transaction or this Agreement is or will be in violation of Law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

8.1.7.  No Default. The execution and delivery of this Agreement, and consummation of the transaction described in this Agreement, will not conflict with or constitute a default under (i) any contract, lease, or agreement to which Purchaser is a party or to which Purchaser is subject, (ii) any of Purchaser’s organizational documents, or (iii) any provision of any bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Purchaser is a party or which is binding on Purchaser in its individual capacity.

8.1.8.  No Suits. Purchaser is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any governmental authority that could reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

8.2.    Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement and any Closing Document, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the

Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and specifically that, except as provided herein and any Closing Document delivered by Seller at Closing, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and other applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement and any Closing Document delivered by Seller at Closing, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement and the Closing Documents, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.” Purchaser acknowledges that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver. The provisions of this Section 8.2 shall survive Closing and/or termination of this Agreement

8.3.    Purchaser’s Release. From and after the Closing Date, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s Affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any hazardous or regulated substance, (iv) the Property’s compliance with any applicable federal, state, or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, this release does not apply to Seller’s breach of any of the covenants, representations and warranties of Seller set forth in in this

Agreement to the extent same expressly survives the Closing, but not otherwise. The foregoing shall not preclude Purchaser from asserting as a defense to any claim against Purchaser that Purchaser is not the responsible party for the subject matter, but Purchaser has no right to seek contribution, indemnity or any other remedy against Seller as a result thereof. The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

8.4.    Survival. All representations, warranties and covenants of Purchaser in this Agreement shall expire and be of no further force and effect as of the last day of the Survival Period except to the extent, and only to the extent, if any, that Seller shall have given Purchaser written notice during the Survival Period of any claim hereunder; provided, that (x) Purchaser shall not be liable for any breach of a representation or warranty discovered after the Closing unless the aggregate of all amounts payable by Purchaser as a result of any such breach exceeds the amount of the Basket Limitation, in which event Purchaser’s liability shall be from the first dollar and (y) in no event shall Purchaser have any liability for any breach of a representation or warranty discovered after the Closing in excess of the amount of the Cap Limitation (in the aggregate for all claims, including court costs and reasonable attorneys’ fees for enforcement, in the aggregate); provided, that Purchaser’ obligations under Article IV, Section 14.1 and Section 16.21 shall not be subject to and not applied to the Basket Limitation or the Cap Limitation. The terms of this Section shall only apply if the Closing occurs and shall not limit Seller’s rights under this Agreement for any breach or default by Purchaser occurring prior to the Closing.

ARTICLE IX.

Seller’s Covenants.

9.1.    Operations. Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

9.2.    Maintain Insurance. Seller agrees to maintain until the Closing Date fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

9.3.    Personal Property. Seller agrees not to (and shall not permit or allow any other party to) transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

9.4.    No Sales. Except for the execution of Commercial Leases pursuant to Section 9.5 and Residential Leases pursuant to Section 9.6, Seller agrees that it shall not convey any interest in the Property including, without limitation, the Tax Increment Recapture (as defined in the Incentive Agreement) payments, or grant any purchase option, right of first refusal or right of first offer with respect to the Property to any third party or enter into any agreements, terms sheets, letters of intent with any party or negotiate with or solicit any other party regarding a sale of all or any portion of the Property (directly or indirectly, in a debt or equity transaction) – it being understood, however, that the foregoing does not prohibit Seller or its brokers from responding to inquiries of third parties regarding the sale of the Property only to indicate that Seller is under contract with respect to the Property.

9.5.    Commercial Leases. Seller shall not, from and after the Effective Date, (i) grant any consent or waive any material rights under the Commercial Leases, (ii) terminate any Commercial Lease, or (iii) enter into a new lease, modify an existing Commercial Lease or renew, extend or expand an existing Commercial Lease in each case without the prior written approval of Purchaser (an “Approved New Lease”), which in each case (a) prior to the expiration of the Feasibility Period, shall not be unreasonably withheld, conditioned or delayed, and (b) from and after the expiration of the Feasibility Period, shall be in Purchaser’s sole discretion. If Purchaser fails to respond to a request for approval within five (5) business days after receipt of the request therefor together with a summary of lease terms and credit information of the proposed tenant, such consent shall be deemed granted. In the event that Seller shall enter into, modify, renew, grant concessions or terminate a Commercial Lease in accordance with this Section 9.5, Seller shall promptly notify Purchaser in writing thereof and shall include a copy of such document entered into by Seller.

9.6.    Residential Leases. Seller shall continue to rent empty or soon-to-be-empty apartment units at the Property and Seller shall have the right, without Purchaser’s consent, to enter into new Residential Leases or renew or amend existing Residential Leases, as long as same (a) is consistent with Seller’s past leasing practices, (b) is on arms’ length terms, (c) does not have a term shorter than three (3) months or in excess of twelve (12) months (collectively, the “Leasing Practices”). If a new residential lease or an amendment, renewal or extension of a Residential Lease is contemplated and outside of the scope of the Leasing Practices, it shall require Purchaser’s consent, which shall not be unreasonably withheld, and, if the Purchaser does not object within five (5) business days after receipt of such lease or amendment from Seller or its representative, then the Purchaser shall be deemed to have approved such lease or amendment, as applicable.

9.7.    Contracts. Seller shall not enter into, amend, terminate or modify any Contract with respect to the Property without the prior written consent of Purchaser, which consent (a) prior to the expiration of the Feasibility Period, shall not be unreasonably withheld, conditioned or delayed, and (b) from and after the expiration of the Feasibility Period, shall be in Purchaser’s sole discretion.

9.8.    Litigation; Violations. Seller shall advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental agency which any Seller Representative receives written notice of and which, to Sellers’ knowledge, directly affects the Property or Seller’s ability to consummate the transactions contemplated hereunder, and which is instituted after the date of this Agreement and deliver to Purchaser promptly after receipt thereof copies of any written notices of violations or other material written notices regarding the Property actually received by any Seller Representative.

9.9.    Defaults. Seller shall advise Purchaser promptly of any written notices of default given by Seller under any Commercial Lease, 55 West City Agreement or Contract (or which is received by any Seller Representative) following the date of this Agreement (and provide Purchaser with a copy thereof).

9.10.    Estoppels; SNDAs. In the event that any of Purchaser’s proposed lenders requires Purchaser to deliver (i) estoppels to any parties to any declaration, reciprocal easement agreement, Commercial Lease or Contract (“Counterparty Estoppels”) and/or (ii) subordination, non-disturbance and attornment agreements (“SNDAs”) in connection with Purchaser’s financing of the Property (or any portion thereof) or otherwise requests Purchaser to attempt to obtain same, Seller shall deliver to the applicable third party each such requested Counterparty Estoppel and/or SNDA (as applicable) in the form as may be requested by Purchaser’s proposed lender and shall request the prompt return of an executed Counterparty Estoppel and/or SNDA (as applicable) in substantially the same form – it being agreed, however, that Seller or it property manager shall not be required to incur any expense or liability nor shall Seller have any obligation to declare a default or otherwise threaten or pursue any remedy for any tenant’s or other party’s failure to deliver any such Counterparty Estoppel or SNDA. If Purchaser’s lender requires any Counterparty Estoppel or SNDA, Purchaser shall be responsible to provide Seller with the completed forms of the Counterparty Estoppel or SNDA for Seller’s delivery to each tenant or other party, as applicable. Any such SNDA shall be prepared to reflect Purchaser as the landlord following the Closing and, as a result, Seller shall not be required to execute or otherwise join in any such SNDA. Purchaser acknowledges and agrees that, notwithstanding anything herein to the contrary, the execution or delivery of any Counterparty Estoppel or SNDA shall not be a condition to Purchaser’s obligation to proceed to the Closing nor shall the failure, for any or no reason, to receive any Counterparty Estoppel or SNDA entitle Purchaser to terminate this Agreement or receive back the Deposit.

9.11.    Books and Records. Purchaser has advised Seller that Purchaser (or any direct or indirect owner of Purchaser or affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the

Closing occurs (financial statements for any such interim period being unaudited) (the “Financial Information”). Following the Closing, Seller agrees to use its commercially reasonable efforts to cooperate with Purchaser and its representatives and agents in preparing the Financial Information within 50 days from the date of the Closing. Without limiting the generality of the foregoing, if requested by Purchaser, Seller shall (i) maintain and allow Purchaser (upon no less then twenty-four (24) hours prior written notice, which notice may be given via email), reasonable access to, during normal business hours, such books and records of Seller reasonably related to the Property (provided Seller shall have the right to redact information relating to assets and liabilities of Seller other than the Property), (ii) make employees with knowledge of the Property available for interview by Purchaser, (iii) deliver a customary representation letter (the “Audit Inquiry Letter”) in such form as is reasonably required by the Purchaser’s outside third-party accountants (the “Accountants”), with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Public Company Accounting Oversight Board, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements, provided in no event shall Seller incur any liability in connection with such representation letter and same will be made expressly subject to the terms and limitations set forth below in this Section, and (iv) to the extent that the Seller’s financial statements for any Individual Property have previously been audited, the Seller shall use commercially reasonable efforts to cause the auditor of the Seller’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, and to provide to the Purchaser and/or their affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s confidential financial analyses or projections, prepared solely for Seller’s internal purposes on a Fund level basis or otherwise not directly related to the operation of the Property, or (b) financial statements of any Affiliate of Seller (other than Property-level financial statements). Further, Purchaser hereby acknowledges and agrees that (1) Purchaser shall be solely liable to pay and shall reimburse Seller, within five (5) business days following Seller’s request, for all reasonable costs and expenses incurred by Seller in assisting Purchaser under this Section 9.11 (such assistance, the “Audit Assistance”), including all costs actually incurred to review, research and complete the Audit Inquiry Letter; (2) Seller’s performance of any Audit Assistance shall be solely as an accommodation to Purchaser and Seller shall have no, and Seller is hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Purchaser with the United States Securities and Exchange Commission (“SEC”) and the Audit Inquiry Letter; and (3) Purchaser hereby agrees to indemnify, protect, defend and hold Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, invitees, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all costs, expenses, losses, liabilities, damages, claims, demands, allegations or actions suffered by or otherwise asserted against any Indemnified Party as a result of the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that the forgoing release and indemnity shall not apply to Seller’s breach of any of the covenants, representations and warranties of Seller set forth in in this Agreement to the extent the same expressly survives the Closing. Purchaser’s right to request any Audit Assistance shall expire on the ninetieth (90th) day after the Closing Date. The provisions of this Section 9.11 shall survive the Closing.

9.12.    Capital Expenditures. Seller shall use commercially reasonable efforts to cause the 55 West Property Work to be completed on or prior to the Closing If the 55 West Property Work is not completed as of the Closing, Seller shall assign and Purchaser shall assume the Construction Contracts from and after the date of Closing. Purchaser shall receive a credit at Closing equal to the estimated amount to complete the 55 West Property Work as reasonably determined by Purchaser and Seller. Seller shall provide to the Title Company any affidavits and/or indemnities relating to work performed at the 55 West Property or amounts due under the Construction Contracts for the period prior to the Closing Date, as required by the Title Company in order to provide title insurance to Purchaser or its lender without exception for such matters, except that Seller shall not be required to deliver affidavits or indemnities to the Title Company with respect to work for which Purchaser receives a credit hereunder and assumes the Construction Contract at Closing.

9.13.    55 West Property Covenants. Seller shall not, from and after the Effective Date, (i) grant any consent or waive any material rights under the 55 West City Agreements, (ii) terminate any 55 West City Agreement, (iii) modify any 55 West City Agreement or (iv) agree to any changes or modifications to or any new budget for the 55 West Garage, in each case without the prior written approval of Purchaser, which in each case (a) prior to the expiration of the Feasibility Period, shall not be unreasonably withheld, conditioned or delayed, and (b) from and after the expiration of the Feasibility Period, shall be in Purchaser’s sole discretion. If Purchaser fails to respond to a request for approval within five (5) business days after receipt of the request therefor, such consent shall be deemed granted. Seller shall request an estoppel from the City of Orlando in the form attached as Exhibit L-1 (the “City Estoppel”) and a compliance certificate from the City of Orlando in the form attached as Exhibit L-3 (the “Compliance Certificate”). In addition, Seller agrees to request and make commercially reasonable efforts to obtain an estoppel from the City of Orlando in the form attached hereto as Exhibit L-2 (the “Additional City Estoppel”) – it being agreed, however, that the execution or delivery of the Additional City Estoppel shall not be a condition to Purchaser’s obligation to proceed to the Closing nor shall the failure, for any or no reason, to receive the Additional City Estoppel entitle Purchaser to terminate this Agreement or receive back the Deposit.

ARTICLE X.

Closing Conditions.

10.1.    Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

10.1.2. 55 West City Agreements. Seller has received the consent of the City of Orlando to the assignment to, and assumption by, Purchaser of the 55 West City Agreements (the “55 West City Consent”), as evidenced by the City of Orlando’s joinder in the 55 West City Agreement Assignment (as hereinafter defined) or by separate consent. If Seller has not received the 55 West City Consent on or before the business day prior to the Closing Date (the “City Deadline Date”), Seller may, at Seller’s sole option, extend the Closing Date until the earlier of (1) the fifth (5th) business day following the date the 55 West City Consent has been received; or (2) the thirtieth (30th) day following the originally scheduled Closing Date, in which event Seller shall deliver notice of such extension to Purchaser on or before on or before the business day prior to the Closing Date. Notwithstanding the foregoing, in no event may Seller select a day for the Closing Date during Purchaser’s “black-out” period of April 20, 2017 to April 30, 2017.

10.1.3. Closing Documents. Seller shall have received all of the documents required to be delivered by Purchaser under Section 11.1.

10.1.4. Orders; Injunctions. No order or injunction of any court or administrative agency of competent jurisdiction nor any statue nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

10.2.    Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1.Representations, Warranties and Covenants of Seller. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants and agreement required by this Agreement to be performed or complied with by Seller prior to the Closing Date; provided, that Seller shall be permitted to update the Rent Roll to a date within three (3) business days of Closing. Notwithstanding the foregoing, no change in circumstances or status of the tenants (e.g., defaults, bankruptcies or other adverse matters relating to such tenant) not caused by the actions or omissions of Seller occurring after the end of the Feasibility Period, shall permit Purchaser to terminate this Agreement or constitute grounds for Purchaser’s failure to close in accordance with the terms hereof.

10.2.2. Closing Documents. Purchaser shall have received all of the documents required to be delivered by Seller under Section 11.2.

10.2.3. Orders; Injunctions. No order or injunction of any court or administrative agency of competent jurisdiction nor any statue nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

10.2.4. 55 West City Agreements. Purchaser has received a fully executed copy of the 55 West City Consent, the City Estoppel and the Compliance Certificate.

10.2.5. Title Policy. Subject to payment of the title insurance premiums, the Title Company shall be irrevocably committed to issue to Purchaser the Title Policy for each Individual Property, subject only to the Permitted Exceptions.

10.2.6. Possession of the Property. Delivery by Seller of fee simple or ground leasehold title to the Property, as applicable, subject only to the Permitted Exceptions.

ARTICLE XI.

Closing

11.l.    Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller or Escrow Agent (as provided below) at Closing the following:

11.1.1.    The Purchase Price, after all adjustments are made at the Closing as herein provided, less the Deposit, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Escrow Agent at or before 2:00 p.m. New York Time.

11.1.2    A blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit G (the “General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the Personal Property, the Contracts, the records and plans, and the Intangible Property shall be delivered to Seller.

11.1.3.    An assignment and assumption of 55 West City Agreements, substantially in the form attached hereto as Exhibit G-1 (the “55 West City Agreement Assignment”), duly executed by Purchaser conveying and assigning to Purchaser the 55 West City Agreements shall be delivered to Seller.

11.1.4.    Written notice executed by Purchaser or its property manager and addressed to the tenants, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the Rent Roll, and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore, substantially in the form attached hereto as Exhibit H.

11.1.5.    Evidence reasonably satisfactory to Seller and the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so, along with evidence sufficient to establish the legal existence of Purchaser and a certificate of good standing of Purchaser.

11.1.6.    A closing statement in form and substance reasonable acceptable to Purchaser and Seller duly executed by Purchaser setting forth the Purchase Price and any adjustments thereto.

11.1.7.    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement including, without limitation, those State specific closing documents required to be executed or delivered by Purchaser and described on Schedule 11.1.7 attached hereto (the “State Specific Closing Documents”).

11.1.8.    A certificate duly executed by Purchaser certifying that all of the representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects and remade on and as of the Closing Date in the form attached as Exhibit K-1.

11.2.    Seller’s Closing Obligations. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser or Escrow Agent the following:

11.2.1.    A deed (the “Deed”) in recordable form duly executed and acknowledged by Seller conveying to Purchaser the Land and Improvements described on Exhibit A in fee simple, subject only to the Permitted Exceptions, in the applicable State form attached hereto as Exhibit F-1, Exhibit F-2, Exhibit F-3 or Exhibit F-4, respectively.

11.2.2.    The General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Contracts, the records and plans, and the Intangible Property.

11.2.3.    The 55 West City Agreement Assignment, duly executed by Seller, conveying and assigning to Purchaser the 55 West City Agreements.

11.2.4.    Written notice executed by Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit H.

11.2.5.    A title affidavit in the form attached hereto as Exhibit J, together with evidence reasonably satisfactory to the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so, along with evidence sufficient to establish the legal existence of each Selling Entity and a certificate of good standing of each Selling Entity.

11.2.6.    A certificate duly executed by Seller substantially in the form attached hereto as Exhibit I (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code, and any corresponding forms or documentation required under provisions of state or local law to the extent required to reduce or eliminate withholding obligations under such laws with respect to the transactions contemplated by this Agreement.

11.2.7.    Terminations of the existing management agreements with respect to the Individual Properties (or evidence that same are automatically terminated upon Closing), Terminated Contracts, Affiliate Agreements and all leasing and brokerage agreements to which Seller is a party or which would be binding on Purchaser or an Individual Property – the foregoing termination notices may be delivered outside of the Closing on or prior to the Closing Date.

11.2.8.    A certificate duly executed by Seller certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects and remade on and as of the Closing Date in the form attached as Exhibit K-2.

11.2.9.    The following items, to the extent in Seller’s possession or control: (i) all keys and other access control devices for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; and (ii) all original (to the extent available, otherwise copies of) Leases, Assigned Contracts, Personal Property, Intangible Property, permits, books, records, tenant files, tenant database, operating reports, plans and– the foregoing items may be delivered at the Property and not at the Closing.

11.2.10.    A closing statement in form and substance reasonable acceptable to Seller and Purchaser duly executed by Seller setting forth the Purchase Price and any adjustments thereto.

11.2.11.    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, those State Specific Closing Documents required to be executed or delivered by Seller.

11.2.12.     In the event any immaterial portion of the Personal Property or Intangible Property is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts after Closing to provide Purchaser, at no cost or liability to Seller, with the economic benefits of such property by enforcing such property (solely at Purchaser’s direction) for the benefit and at the expense of Purchaser. The provisions of this Section 11.2.12 shall survive the Closing hereunder.

ARTICLE XII.

Risk of Loss.

12.1.    Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is Material (as hereinafter defined), Purchaser may elect to terminate this Agreement by providing written notice of such termination to Seller given not later than fifteen (15) days after receipt of Seller’s notice, or the Closing Date, whichever is earlier. If Purchaser elects to terminate this Agreement, the Deposit shall be promptly returned to Purchaser, this Agreement shall terminate thereupon and Purchaser and Seller shall have no further obligations to each other under this Agreement except those that expressly survive termination of this Agreement. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction (other than to satisfy or cure any requirement of law, insurance company or health and safety matter) but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any actual out-of-pocket costs of repairs and net of actual out-of-pocket collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation, along with a credit for any deductible under such insurance and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

12.2.    Condemnation Not Material. If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s actual out-of-pocket costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all remaining awards or any rights to collect awards to Purchaser on the Closing Date and provide a credit for any deductible under such insurance.

12.3.    Casualty Not Material. If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price and Seller shall not be obligated to repair such damage or destruction(other than to satisfy or cure any requirement of law, insurance company or health and safety matter) and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any actual out-of-pocket costs of repairs and net of actual out-of-pocket collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty, and provide a credit for any deductible under such insurance.

12.4.    Materiality. For purposes of this Article XII (i) with respect to a taking by eminent domain, the term “Material” shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of (x) subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in the same manner, as reasonably determined by Purchaser, as though such rights had not been taken, or (y) one lease of less than 10% of the rentable square feet for a term of less than five years at any Individual Property, and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that (A) the cost of repairs are greater than five percent (5%) of the Purchase Price; or (B) for which business interruption insurance will not be available to Purchaser to cover losses incurred during the period of any repairs after the Closing (all as determined in a manner reasonably acceptable to Seller and Purchaser) and for which Seller elects, at Seller’s sole option, not to provide Purchaser with a credit therefore against the Purchase Price in an amount acceptable to Purchaser; or (C) the damage to any Individual Property (x) materially and adversely affects access to or parking at such Individual Property which is not rectified in accordance with applicable law, or (y) results in any Individual Property violating any laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting such Individual Property in any material respect.

12.5.    Survival. The provisions of this Article XII shall survive the Closing.

ARTICLE XIII.

Default

13.1.    Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit from the Escrow Agent, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations or (ii) enforce specific performance of Seller’s obligation to convey the Property, without adjustment to, or credit against, the Purchase Price (except as otherwise provided in this Agreement). Notwithstanding the foregoing, if this Agreement is terminated by Purchaser as a result of an intentional and material default by Seller, Purchaser shall have the additional right to a reimbursement from Seller of Purchaser’s out-of-pocket expenses incurred in connection with the transactions contemplated hereby, not to exceed $750,000. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (i) above) if Purchaser fails to deliver to Seller a Default Notice on or before fifteen (15) days after written notice of termination from Seller or fifteen (15) days after the then scheduled Closing Date, whichever shall occur first, or having given Seller a Default Notice, fails to file a lawsuit asserting such cause of action within sixty (60) days after the then scheduled Closing Date. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations. “Default Notice” shall mean a written notice to Seller stating that Purchaser believes Seller has defaulted under this Agreement.

13.2.    Default by Purchaser. IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT. UPON SUCH DEFAULT BY PURCHASER, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT FROM THE ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT WITH RESPECT TO THE SURVIVING TERMINATION OBLIGATIONS. THE AMOUNT OF THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREBY EXPRESSLY WAIVED BY SELLER. NOTWITHSTANDING THE

FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER’S REMEDIES AT LAW OR IN EQUITY AS TO THE SURVIVING TERMINATION OBLIGATIONS. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

/s/ NF	/s/ WS
SELLER’S INITIALS	PURCHASER’S INITIALS

13.3.    Failure of Condition to Closing. In the event the Closing does not occur as a result of a failure of a condition to close and not the default of Seller or Purchaser, the Deposit shall be immediately returned to Purchaser, this Agreement shall terminate and therefrom neither party shall have any further obligation under this Agreement, except the Surviving Termination Obligations.

ARTICLE XIV.

Brokers

14.1.    Brokers. Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby other than Jones Lang LaSalle Americas, Inc. (“Broker”). Seller will be responsible for the commission owed Broker pursuant to a separate agreement. Broker shall be paid only upon the Closing of the purchase and sale contemplated hereby pursuant to a separate agreement. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s (or its nominee’s) representations and warranties contained in this Article XIV. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV.

Confidentiality

15.1.    Confidentiality.

15.1.1. Purchaser Confidentiality. Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to its Reviewing Entities, legal counsel, surveyor, title company, broker, accountants, consultants, officers, partners, directors, investors, prospective investors and shareholders, and any prospective lenders, financial partners and their agents, consultants and representatives (the “Purchaser Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for the performance by such Purchaser Authorized Representative of its diligence and related obligations hereunder, but not otherwise. Purchaser agrees that it shall instruct each of the Purchaser Authorized Representatives to maintain the confidentiality of such information. Purchaser agrees to be responsible for all actual damages, losses, costs, liabilities and expenses incurred by or asserted against Seller due to the breach by Purchaser or any Purchaser Authorized Representative of the confidentiality provisions set forth in this Agreement. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or available to the public will not be disclosed by Purchaser to any third persons (other than to the Purchaser Authorized Representatives) without the prior written consent of Seller, which may be withheld in Seller’s sole and absolute discretion. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller or destroy, at Purchaser’s option, and shall instruct its Authorized Representatives to return to Seller or destroy, at Purchaser’s option, all copies and originals of all documents and information provided to Purchaser by Seller; provided, that Purchaser and its Authorized Representatives may retain documents and information to comply with (i) any bona fide pre-existing internal document retention program or (ii) applicable laws, rules, regulations or professional standards or as part of automatic electronic archiving and back-up procedures. Nothing contained in this Section 15.1.1 shall preclude or limit Purchaser from disclosing or accessing any information otherwise deemed confidential under this Section 15.1.1 in connection with Purchaser’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein. The provisions of this Section 15.1.1 shall survive any termination of this Agreement but shall not survive the Closing.

15.1.2. Seller Confidentiality. Seller expressly acknowledges and agrees that the transactions contemplated by this Agreement and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Seller and shall not be disclosed by Seller except to its legal counsel, surveyor, title company, broker, accountants, consultants, officers, partners, directors and shareholders and any lenders, financial partners and their agents, consultants and representatives (the “Seller Authorized Representatives”). Seller agrees that it shall instruct each of the Seller Authorized Representatives to maintain the confidentiality of such information. Seller agrees to be responsible for all actual damages, losses, costs, liabilities and expenses incurred by or asserted against Purchaser due to the breach by Seller or any Seller Authorized Representative of the confidentiality provisions set forth in this Agreement. Nothing contained in this Section 15.1.2 shall preclude or limit Seller from disclosing or accessing any information otherwise deemed confidential under this Section 15.1.2 in connection with Seller’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein. The provisions of this Section 15.1.2 shall survive any termination of this Agreement but shall not survive the Closing.

15.2.    Post-Closing Publication. Notwithstanding the foregoing, each party shall have the right, without the consent of the other party, to announce the acquisition of the Property in newspapers and real estate trade and other publications (including “tombstones”) publicizing the purchase; provided, that the content of any such press release shall be subject to the prior written consent of the other party hereto (such consent not to be unreasonably withheld and which shall be deemed given if the non-requesting party fails to respond within two (2) business days following receipt of the applicable request for consent so long as such request for consent clearly states that the non-requesting party must respond within two (2) business days) and in no event shall any such press release issued by the Purchaser or Seller disclose the identity of the other party’s direct or indirect beneficial owners by name or the consideration paid to Seller. In addition, either party may release information concerning the transactions contemplated hereby without the consent of the other party hereto, at any time after the date of this Agreement, (i) to comply with any applicable Law, including pursuant to governmental regulations and statutes as required by law for publicly traded entities or pursuant to an order by a court of competent jurisdiction and (ii) to the extent, in the good faith judgment of Purchaser’s or Sellers’ counsel, accountants, or advisors, as applicable, such disclosure is required or reasonably advisable to be disclosed (including in any registration statement, other disclosure document, press release or public announcement) in connection with such party’s (or any of its affiliates’) quarterly earnings results, earnings guidance or capital raising and other fund-raising activities. The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

ARTICLE XVI.

Miscellaneous

16.1.    Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Purchaser:	c/o The Blackstone Group
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Giovanni Cutaia and Judy Turchin
Facsimile: 212-583-5726
Telephone: 212-583-5317
212-583-5748
Email: giovanni.cutaia@blackstone.com
judy.turchin@blackstone.com

With copies to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Krista Miniutti
Facsimile: 212-455-2502
Telephone: 212-455-7651
Email: kminiutti@stblaw.com

To Seller:	c/o TA Realty, LLC
28 State Street, 10th Floor
Boston, Massachusetts 02109
Attn: Nicole Dutra Grinnell
Telephone: (617) 476-2700
Fax No.: (617) 476-2799
Email: dutra@tarealty.com

with copies to:	c/o TA Realty, LLC
28 State Street, 10th Floor
Boston, Massachusetts 02109
Attn: Michael Haggerty
Telephone: (617) 476-2700
Fax No.: (617) 476-2799
Email: haggerty@tarealty.com

and

c/o TA Realty, LLC
28 State Street, 10th Floor
Boston, Massachusetts 02109
Attn: James P. Raisides
Telephone: (617) 476-2700
Fax No.: (617) 476-2799
Email: jraisides@tarealty.com

and

Stutzman, Bromberg, Esserman & Plifka,
A Professional Corporation
2323 Bryan Street, Suite 2200
Dallas, Texas 75201
Attn: Kenneth F. Plifka
Phone: (214) 969-4900
Fax No.: (214) 969-4999
email: plifka@sbep-law.com

To Escrow Agent:	Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, Texas 75201
Attn: Shannon Bright
Telephone No.: (214) 965-1719
Fax No.: (214) 965-1627
Email: brights@ctt.com

16.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas, without regard to the conflict of laws principles thereof. In the event Purchaser seeks specific performance, Purchaser may elect to bring any suit, action or proceeding for specific performance in the state where a particular Individual Property or Individual Properties is located and as to which specific performance is sought, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceedings and submits to the jurisdiction of the state or federal court located in any county where such Individual Property or Individual Properties are located.

16.3.    Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4.    Effective Date. This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof. Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

16.5.    Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

16.6.    Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

16.7.    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

16.8.    Assignment. Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion provided, however, Purchaser may assign this Agreement to another entity or designate one or more other entities to take title to the Properties without Seller’s consent as long as (a) such assignee or designee is managed and controlled by, or is under common control with, Purchaser, and (b) Purchaser provides Seller with the name and signature block for such assignee, at least three (3) days in advance of the Closing Date. Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any assignment. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

16.9.    Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10.  Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11.  Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.12.  Survival. Except as otherwise specifically provided for in Sections 4.2, 4.3, 5.1, 5.2, 5.3, 5.4, 7.1, 7.4, 7.5, 7.6, 8.2, 8.3, 8.4, 9.11, Article XII, 13.1, 13.2, 14.1, 15.1, 15.2, 16.15, 16.16, 16.19, 16.20, 16.21 and Schedule 16.20 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

16.13.  Exhibits/Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference.

16.14.  Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

16.15.  Limitation of Liability. Subject to Sections 7.4 through 7.6, the obligations of Seller are binding only on Seller’s interest in the Property (including the proceeds of this sale) and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. All documents to be executed by Seller shall also contain the foregoing exculpation. The provisions of this Section 16.15 shall survive Closing and/or any termination of this Agreement.

16.16.  Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.16 shall survive Closing and/or any termination of this Agreement.

16.17.    Escrow Agreement.

16.17.1.        Instructions. Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions.

16.17.2.        Real Estate Reporting Person. Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

16.17.3.        Liability of Escrow Agent. The parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon a certificate from Purchaser or Seller as to how the Deposit (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any notice sent by Seller or Purchaser (the “Notifying Party”) to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 16.1 herein (the “Notice Parties”). If the Notice Parties do not object to the Notifying Party’s notice to the Escrow Agent within ten (10) days after the Notice Parties’ receipt of the Notifying Party’s certificate to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party’s certificate, a dispute shall exist and the Escrow Agent shall hold the Deposit as hereinafter provided. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent’s failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Deposit, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure to any depository and shall not be otherwise liable except in the event of Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Purchaser and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Deposit. The obligations of Seller with respect to the Escrow Agent are intended to be binding only on Seller and Seller’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents.

16.18.  No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.19.  Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20.  State Specific Provisions. Purchaser and Seller agree that attached hereto as Schedule 16.20 are certain State specific contract provisions (the “State Specific Provisions”) applicable each Individual Property located in the applicable State. In the event of any conflict between the terms of this Agreement applicable to any Individual Property and the State Specific Provisions applicable to such Individual Property, the State Specific Provisions shall control. The respective obligations of Seller and Purchaser under this Section 16.20 shall survive the Closing and shall not be merged therein.

16.21.  Tax Appeal Proceedings.

16.21.1.        Prosecution and Settlement of Proceedings. If any tax certiorari or tax reduction proceedings in respect of the Property relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right, without Purchaser’s consent, to continue to prosecute and/or settle the same; provided, however, Seller shall not settle any proceedings that would adversely impact the Property following the Closing (including any agreement to increase any taxes or tax basis) without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion. If any tax certiorari or tax reduction proceedings in respect of the Property relating to the fiscal year in which the Closing occurs are pending at the time of Closing, then Purchaser shall (and for the avoidance of doubt, Seller shall not) have the right to prosecute and settle the same; provided, however, Purchaser shall not settle any proceeding relating to the year in which the Closing occurs (to the extent that Seller and Purchaser are prorating taxes) without Seller’s prior written consent, with such consent not to be unreasonably withheld, conditioned or delayed. In addition, and notwithstanding the foregoing, Seller shall not take any action in connection with any tax certiorari or tax reduction proceedings, if any, if such action is reasonably likely to adversely affect the taxes applicable to the Property during the period of Purchaser’s ownership of the Property. Purchaser and Seller shall reasonably cooperate with each other in connection with the prosecution of all tax reduction proceedings.

16.21.2.        Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any tenants under any Commercial Lease for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in such Commercial Lease to such tenant) shall be paid to Purchaser, Purchaser shall disburse the same to such tenants and, if any such payment relates to Seller’s period of ownership, Purchaser shall indemnify, protect, defend and hold Seller harmless from any claim asserted against Seller by any tenant for Purchaser’s failure to remit same. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Purchaser shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding. The provisions of this Section 16.21 shall survive indefinitely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

SELLER:

THE REALTY ASSOCIATES FUND IX, L.P., a Delaware limited partnership

By:	Realty Associates Fund IX, LLC,
its general partner

By: TA Realty LLC,
its manager

By:/s/ Nathan L. Foss
Name: Nathan L. Foss
Title: Sr. Vice President

By:	Realty Associates Fund IX Texas Corporation,
a Texas corporation, its general partner

By:/s/ Nathan L. Foss
Name: Nathan L. Foss
Title: Sr. Vice President

TA FUND IX-ESTATES AT PARK AVENUE, LLC, a Delaware limited liability company

By: The Realty Associates Fund IX, L.P.,
a Delaware limited partnership, its sole member

By: Realty Associates Fund IX, LLC,
its general partner

By: TA Realty, LLC,
its manager

By:/s/ Nathan L. Foss
Name: Nathan L. Foss
Title: Sr. Vice President

PURCHASER:

BREIT MF HOLDINGS LLC a Delaware limited liability company

By:/s/ William J. Stein
Name: William J. Stein
Title: Senior Managing Director and Vice President

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Initial Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:/s/ Shannon Bright
Name: Shannon Bright
Title: Escrow Officer

Date: April 12, 2017

LIST OF EXHIBITS

EXHIBITS

Exhibit A	–	Legal Description
Exhibit B	–	Due Diligence Documents to be Delivered by Seller
Exhibit C	–	Form of Tenant Estoppel Certificate
Exhibit D-1	–	Permitted Exceptions
Exhibit D-2	–	Unpermitted Title Items
Exhibit E-1	–	Commercial Leases/Security Deposits
Exhibit E-2	–	Material Contracts
Exhibit E-3	–	Rent Roll
Exhibit F-1	–	Form of Texas Deed
Exhibit F-2	–	Form of Florida Deed
Exhibit F-3	–	Form of Illinois Deed
Exhibit F-4	–	Form of Kansas Deed
Exhibit G-1	–	Form of General Assignment
Exhibit G-2	–	Assignment and Assumption of 55 West City Agreements
Exhibit H	–	Form of Tenant Notice Letter
Exhibit I	–	Form of Non-Foreign Entity Certificate
Exhibit J	–	Form of Title Affidavit
Exhibit K-1	–	Form of Purchaser Closing Certificate
Exhibit K-2	–	Form of Seller Closing Certificate
Exhibit L-1	–	City Estoppel Certificate
Exhibit L-2	–	Ground Lease Estoppel Certificate
Exhibit L-3	–	City of Orlando Compliance Certificate

SCHEDULES

Schedule 1.1.1	–	List of Fund IX Properties
Schedule 1.1.6	–	List of 55 West City Agreements
Schedule 2.1	–	Purchase Price Allocation
Schedule 4.3	–	Closing Cost Allocation Schedule
Schedule 4.4	–	Terminated Contracts
Schedule 7.1	–	Leasing Costs
Schedule 7.1.20	–	55 West City Agreement Representations and Warranties
Schedule 7.1.21	–	55 West Property Work
Schedule 7.2	–	List of Seller Representatives
Schedule 11.1.7	–	List of State Specific Closing Documents
Schedule 16.20	–	State Specific Provisions

* Schedules, exhibits and similar attachments to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.